SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 24, 2002

Southwall Technologies Inc.

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(Exact name of registrant as specified in its charter)

Delaware

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(State of incorporation or organization)

0-15930	94-2551470
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(Commission File Number)	(I.R.S. Employer Identification No.)

1029 Corporation Way, Palo Alto, California 94303

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(Address of Principal Executive Office) (Zip Code)

Registrant’s telephone number, including area code:  (650) 962-9111

Item 5.  Other Events

In response to investor questions, Southwall Technologies Inc. (the “Company”) is today disclosing additional information related to its outlook for future periods. Preliminary estimates of the Company’s financial results for the quarter ended June 30, 2002, indicate that revenues for the quarter will be between $19.5 million and $20.5 million and net income for the quarter will be between $1.2 million and $1.4 million.  Preliminary estimates of the Company’s financial results for the fiscal year ended December 31, 2002, indicate that revenues for 2002 will be between $78.0 million and $82.0 million and net income for 2002 will be between $4.8 million and $5.2 million before including adjustments for the Company's proposed public offering with respect to which a registration statement, as amended, on Form S-1 was originally filed on April 5, 2002.  These estimates are, however, subject to certain assumptions, risks and uncertainties that could cause actual revenues or net income for the Company’s second quarter or 2002 to be different than the estimates presented.

The Company expects the remainder of 2002 to continue to be affected by a slowdown in sales by European automobile manufacturers.  The Company does not anticipate a significant improvement, if any, over its first quarter sales to the automotive market for any of the remaining quarters of 2002.  However,  the Company recently announced a new ten-year distribution agreement with Globamatrix Holdings Pte. Ltd., or Globamatrix, which includes commitments by Globamatrix to purchase an annually increasing amount, subject to volume and quality standards, of the Company’s solar control products for retrofit applications to the automotive and residential and commercial architectural glass markets.  As a result, the Company believes that it will have somewhat greater revenues from Globamatrix in 2002 than in 2001, and that this growth will continue through 2003.

The Company's revenues from the CDT portion of its electronic display business have declined during 2002 as compared to 2001 primarily due to lower prices. During the same period, however, sales to the liquid crystal and plasma display portions of this market have increased.  The Company recently started shipping production quantities and sizes of new films specifically designed for the liquid crystal display and plasma display panel markets that maintain optical clarity while reducing the reflection of ambient light to improve image quality.  The Company expects the decline of the CDT portion of its electronic display business and the growth in sales of its new electronic display films to continue through 2003.

Due to production capacity constraints, in the past the Company has not allocated resources to expanding revenues from its architectural products.  Additional production capacity for architectural products has recently been created, in part, by the addition of the Company’s new Dresden facility.  The Company's revenues from the architectural business have increased during 2002 as compared to 2001, and the Company expects that the availability of production capacity in 2003 will allow for continued growth in this business.  However, the Company can give no assurances that availability of production capacity will increase its revenues from architectural products.

Item 7.  Financial Statements, Pro Forma, Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.
Not Applicable.
(b)	Pro Forma Financial Information.
Not Applicable.
(c)	Exhibits
Not Applicable.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWALL TECHNOLOGIES INC.

Date: June 24, 2002	By:	/s/ Thomas G. Hood
Thomas G. Hood
President and Chief Executive Officer